UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2007

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue
New York, New York 10282
(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Directors

Effective August 24, 2007, the Board of Directors of Immtech Pharmaceuticals, Inc. (the “Company”) appointed David Martin Fleet a director of the Company.  Mr. Fleet’s term will expire at the Company’s next Annual Meeting of Stockholders.

Mr. Fleet has served as principal of David Fleet Pharmaceutical Industry Consultancy Services since 2003, and has been the non-executive director of OnMedica Group Ltd. since 2004.  He also has served as a senior vice president of global business development of Innovex Ltd. – Quintiles Transnational from 2000 to 2002.  Mr. Fleet has over 35 years of experience in the international pharmaceutical industry including experience in business development, sales and marketing, manufacturing and technical roles in the U.S., Japan, Europe, and the Middle East.  Mr. Fleet is a member of the Royal Pharmaceutical Society of Great Britain, and was educated at the School of Pharmacy at the University of Liverpool.

Board committee assignments have not yet been determined for Mr. Fleet.  There are no transactions in which Mr. Fleet has an interest requiring disclosure under Item 404(a) of Regulation S-K.  As a non-employee director, Mr. Fleet will receive compensation in accordance with the Company’s policies for compensating outside directors including options to purchase 20,000 shares of the Company’s common stock upon joining the Board of Directors, and annual compensation of $20,000 and options to purchase 15,000 shares of the Company’s common stock for each year served on the Board Directors.  All such options vest in twenty-four equal monthly installments from the date of grant.

The Company issued a press release announcing the appointment of Mr. Fleet to the Company’s Board, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.  The press release is being furnished to the SEC and shall not be deemed to be “filed” for any purpose.

ITEM 9.01	Financial Statements and Exhibits.

99.1	Press Release, dated August 28, 2007, of Immtech Pharmaceuticals, Inc. regarding the appointment of David Martin Fleet to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2007	Immtech Pharmaceuticals, Inc.

/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release, dated August 28, 2007, of Immtech Pharmaceuticals, Inc. regarding the appointment of David Martin Fleet to the Board of Directors.